Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION

OF

ZIONS BANCORPORATION

Pursuant to the authority vested in the Pricing Committee (the “Committee”) by the Board of Directors (the “Board”) of Zions Bancorporation, a Utah corporation (the “Corporation”), by and through the resolutions adopted by the Board on April 23, 2009 and May 29, 2009 (the “Authorizing Resolutions”), as permitted by Sections 16-10a-602 and 16-10a-825 of the Utah Revised Business Corporation Act (the “UBCA”), and the Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), of the Corporation, the Committee hereby adopts, as permitted by Sections 16-10a-602, 16-10a-1002 and 16-10a-1006, et seq., these Articles of Amendment to the Articles of Incorporation, without shareholder action, dated effective as of June 30, 2009. Shareholder action was not required.

1.	The name of the Corporation is Zions Bancorporation.

2.	By this amendment (the “Amendment”), the first sentence of Article VIII, Section 3 paragraph (b) of the Restated Articles of Incorporation of the Corporation, under the caption “Number of Shares,” is hereby amended to read in its entirety as follows:

The number of authorized shares of Series A Preferred Stock shall be 140,000.

3.	By this Amendment the first sentence of Article VIII, Section 4 paragraph (b) of the Restated Articles of Incorporation of the Corporation, under the caption “Number of Shares,” is hereby amended to read in its entirety as follows:

The number of authorized shares of Series C Preferred Stock shall be 1,400,000.

The undersigned does hereby acknowledge, under penalties of perjury, that this document is the act and deed of the Corporation, and that the facts herein stated are true.

DATED this 30th day of June 2009.

ZIONS BANCORPORATION

By:	/s/ Thomas E. Laursen
Name:	Thomas E. Laursen
Title:	Secretary

[Articles of Amendment]